Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference into Registration Statements (333-110585 and 333-135814) on Form S-8 and Registration Statement (333-148929) on Form S-3 of NutraCea of our report dated March 17, 2008 relating to our audits of the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of NutraCea for the year ended December 31, 2007.

/s/ Perry-Smith LLP

Perry-Smith LLP
Sacramento, California
March 17, 2008